                                  EXHIBIT 99(b)


                          SARATOGA BEVERAGE GROUP, INC.
                                 11 GEYSER ROAD
                        SARATOGA SPRINGS, NEW YORK 12866


                                    March 29, 1998



The Fresh Juice Company, Inc.
280 Wilson Avenue
Newark, New Jersey  07105
Attention:  Jeffrey Heavirland

            Re: Proposed Acquisition of The Fresh Juice Company, Inc. by Saratoga Beverage Group, Inc. (the "Acquisition")


Ladies and Gentlemen:

            This letter agreement shall confirm our agreement with respect to several aspects of the proposed Acquisition of The Fresh Juice Company, Inc. ("you" or the "Company") by Saratoga Beverage Group, Inc. (the "Buyer") at a purchase price of not less than $3.75 per share payable in cash. The Company acknowledges and agrees that the Buyer will expend significant time, expense and effort in negotiating, analyzing, documenting and completing the Acquisition. Accordingly, you agree that during the Exclusivity Period (as hereinafter defined), except to the extent that the performance by the Company's directors of their fiduciary duties otherwise requires, neither the Company, any of its subsidiaries nor any of their respective directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than the Buyer and its affiliates and representatives) concerning any merger, business combination, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transaction involving the Company; provided, however, that the Board of Directors of the Company may furnish or cause to be furnished such information to, and may participate in such discussions or negotiations with, persons or entities who have made a bona fide proposal if the Board of Directors of the Company believes, in good faith, after consultation with its financial and legal advisors, that such bona fide proposal represents a transaction which is more favorable to the Company's stockholders from a financial point of view and is subject only to reasonable conditions of closing which shall include financing terms reasonably satisfactory to the Company and, in the opinion of counsel to the Board of Directors of the Company, the fiduciary duty of the Board of Directors under applicable law requires it to furnish or cause to be furnished such information and/or participate in such discussions or negotiations (a "Superior Offer"). The Company will promptly communicate to the Buyer the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction. As used herein, Exclusivity Period shall mean the period commencing on the date hereof and ending on the earlier of (i) April 25, 1998 and (ii) the Buyer notifying you in writing that negotiations toward the Acquisition are terminated.

            In addition, you agree that in the event that (A) we enter into a definitive purchase agreement with respect to the Acquisition, and the Acquisition is not consummated for reasons other than as a result of (i) the Buyer being unable to obtain financing, or (ii) any failure on the part of Buyer to comply with its obligations set forth in the definitive purchase agreement or
(B) a Superior Offer is accepted by the Company within three (3) months after the termination of the Exclusivity Period, the Company shall pay the Buyer an amount equal to $750,000 inclusive of out-of-pocket expenses in connection with the Acquisition. Notwithstanding anything to the contrary contained herein, in the event that the Acquisition is not consummated because the Company is unable to obtain a fairness opinion from its investment banker and a Superior Offer is not accepted in accordance with the terms outlined in (B) above, then the Company's only obligation hereunder shall be to reimburse the Buyer for its documented, out-of-pocket expenses in connection with the Acquisition, not to exceed $250,000.

            You agree that any breach or threatened breach of the covenants contained in the first paragraph of this letter agreement would irreparably injure the Buyer. Accordingly, you hereby agree that, in such event, the Buyer shall be entitled, without the necessity of proving damages, and notwithstanding any election by the Buyer to claim damages, to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Buyer may have at law or in equity.

            The prevailing party in any action to enforce its rights under this letter agreement, whether through the institution of legal proceedings or otherwise, shall be entitled to the reimbursement of all fees and expenses (including reasonable fees of counsel) incurred by such prevailing party in connection with such action.

            You hereby represent and warrant that (i) all necessary action has been taken to authorize the execution of this letter agreement, (ii) the person executing this letter agreement has been duly authorized to do so, and (iii) upon execution, this letter agreement shall be the legal, valid and binding obligation of the Company, binding against it in accordance with its terms.

            This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

            This letter agreement may be executed in counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                                    SARATOGA BEVERAGE GROUP, INC.


                                    By: /s/ Robin Prever
                                        Name: Robin Prever
                                        Title: Chief Executive Officer

Acknowledged and Agreed:

THE FRESH JUICE COMPANY, INC.


By: /s/ Jeffrey Heavirland
    Name:  Jeffrey Heavirland
    Title: Vice President of Sales and Administration

Dated: March 30, 1998


                                      - 3 -